EXHIBIT 3.1
State of Delaware Secretary of State Division of Corporations Delivered 09:31 AM 10/15/2008 FILED 09:31 AM 10/15/2008 SRV 081037850 - 4074118 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporatio'n Law of the State of Delaware does hereby certify.

FIRST. That at a meeting of the Board of Directors of
43010 Inc.
resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof The resolution setting forth the proposedmendment is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "1" so that, as amended, said Article shall be and read as follows.

The name of the corporation is hereby amended to So Act Network, Inc

SECOND: That thereafter, pursuant to resolution of its Roard of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment

THIRD That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 7th day of  October, 2008

By:	/s/ Greg Halpern
Authorized Officer

Title:	Officer

Name:	Greg Halpern
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